Consent of Independent Registered Public Accounting Firm
The Board of Directors
The Providence Service Corporation:
We consent to the incorporation by reference in the registration statement (No. 333-212888, 333-183339, 333-166978, 333-151079, 333-135126, and 333-145843) on Form S-8, and the registration statement (No. 333-233676) on Form S-3 of The Providence Service Corporation (the “Company”) of our reports dated February 27, 2020, with respect to the consolidated balance sheets of the Company as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule II (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of the Company.
Our report on the consolidated financial statements refers to a change in the method of accounting for revenue and related costs in 2018 due to the adoption of Accounting Standard Codification Topic 606, Revenue from Contracts with Customers.
/s/ KPMG LLP
Atlanta, Georgia
February 27, 2020